SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): July 10, 2008

Harbin Electric, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-51006	98-0403396
(Commission File Number)	(IRS Employer Identification No.)

No. 9, Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin, China	150060

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	86-451-86116757

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 10, 2008, Harbin Tech Full Electric Co. Ltd., a PRC company (“Harbin Tech Full”) and a wholly-owned subsidiary of Harbin Electric, Inc. (the “Company”), entered into an Equity and Assets Transfer Agreement (the “Agreement”) with Wendeng Second Electric Motor Factory, a PRC corporation (”Wendeng”), the Committee of Labor Union of Wendeng Second Electric Motor Factory (the “Labor Committee”) and the People’s Government of Zhangjiachan Town and Wendeng County (“Zhangjiachan Town”) with respect to the acquisition by Harbin Tech Full of Weihai Hengda Electric Motor (Group) Co. Ltd., a PRC corporation (“Hengda”). Wendeng is the owner of 97.15% of the equity of Hengda and the Labor Committee is the owner of the remaining 2.85% of the equity of Hengda. Zhangjiachan Town is the shareholder and governing authority of Wendeng. A copy of the Agreement is attached hereto as Exhibit 10.1. The description of this Agreement contained in this Current Report on the Form 8-K is qualified in its entirety by referenced to Exhibit 10.1. A copy of the press release is attached hereto as Exhibit 99.1.

Pursuant to the terms of the Agreement, Harbin Tech Full has agreed to acquire (i) all of the outstanding shares of Hengda, (ii) all other assets of Wendeng, and (iii) all remaining equity of Hengda’s subsidiaries not currently owned by Hengda, which consist of 9.1% of Wendeng Wanda Chemical Products Limited Liability Company, 4.4% of Wendeng Wenbao Electrical Motors Limited Liability Company, 10% of Wendeng Chengxin Electrical Motors Limited Liability Company and 9.1% of Wendeng Yongheng Electrical Instruments Limited Liability Company, for an aggregate price of RMB375,000,000 (approximately US$54,000,000) payable in cash. At the time of the March 27, 2008 execution of the letter of intent with respect to the acquisition (the “Letter of Intent”) , Harbin Tech Full made a deposit payment of RMB5,000,000 (approximately US$720,000) toward the purchase price. Pursuant to the terms of the Agreement, Harbin Tech Full shall deliver RMB365,000,000 (approximately US$52,560,000) of the remaining purchase price within 15 business days after the effectiveness of the Agreement. The delivery of the remaining RMB5,000,000 (approximately US$720,000) shall be paid by Harbin Tech Full within two years after the completion of all the legal procedures with respect to the acquisition, including the registration of the share transfer of Hengda with the competent PRC Industrial and Commercial Bureau. As of the closing, as required by the Agreement, Hengda shall change its business registration and shall obtain all the required PRC permits and legal and regulatory approvals with respect to the acquisition, as contemplated by the Agreement.

The purchase price was determined in accordance with the guidelines agreed by all parties in the Letter of Intent and based upon Hengda’s audited total revenues of approximately US$48.7 million and net profits of approximately US$6.5 million, in each case, for the twelve month period ending March 31, 2008. The acquisition is expected to close as soon as practically possible, subject to customary closing conditions, including the change of business registration of Hengda and the completion of all other required PRC regulatory procedures. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. advised the Company in connection with the acquisition and assisted the Company in its evaluation of Hengda.

Pursuant to the Agreement, Wendeng and The Labor Committee have agreed that neither they nor any economic organization controlled directly or indirectly by either of them shall engage in any business which is the same or similar to or is in competition with the business of Hengda.

The Agreement may be terminated at any time prior to the closing (a) by mutual written consent of all parties to the Agreement; or (b) by Harbin Tech Full if: (i) a governmental authority shall have issued an order, decree or ruling or taken any other action permanently restraining, or otherwise prohibiting the transactions contemplated by the Agreement; or (ii) the closing has not occurred on or before August 5, 2008.

Hengda is based in China’s costal Weihai City, Shandong Province and manufactures and distributes various industrial rotary motors such as high/low voltage motors, AC/DC motors and speed control motors through its established sales network and distribution channels. The full business scope of Hengda includes: manufacturing electric motor, mold, gear reduction asynchronous electric motor, speed control motor, hydraulic coupler, electronic devices, fiber reinforced plastic product, capacitor, cable and wire, exporting self-produced products and techniques, importing raw material, accessory, instrument, fittings and techniques needed by it for its production and research, processing with imported materials, processing with materials or given samples and assembling supplied components. Hengda’s assets include, among other things, certain registered trademarks and the right to used certain PRC state owned lands and buildings.

Item 9.01. Financial Statements and Exhibits

10.1 Equity and Assets Transfer Agreement, dated July 10, 2008, by and between Harbin Tech Full Electric Co. Ltd., Weihai Hengda Electric Motor (Group) Co. Ltd., Wendeng Second Electric Motor Factory, the Committee of Labor Union of Wendeng Second Electric Motor Factory, the People’s Government of Zhangjiachan Town and Wendeng County.

23.1 Consent of Independent Registered Public Accounting Firm.

99.1 Press release dated July 11, 2008, announcing the entry into the Equity and Assets Transfer Agreement.
99.2 The audited financial statements of Weihai Hengda Electric Motor (Group) Co. Ltd. for the fiscal years and quarter ended December 31, 2006, December 31 2007 and March 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARBIN ELECTRIC, INC.
By: /s/ Tianfu Yang Name: Tianfu Yang Title: Chairman and Chief Executive Officer

Dated: July 11, 2008